Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 12, 2017, relating to the combined statement of investments of real estate assets to be contributed to VICI Properties Inc. appearing in the Annual Report on Form 10-K of VICI Properties Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

October 1, 2018